Exhibit EX-28.p.20

Nuveen Investments Compliance April 2014

Code of Ethics

Note that capitalized terms have special meanings, as defined in the boxes on pages 2 and 3.

Summary and Scope

What the Code is about

Helping to ensure that Nuveen Investments personnel place the interests of Nuveen clients ahead of their own personal interests.

Who the Code applies to and what the implications are

There are three designations of individuals who are subject to the Code (described below). Compliance will notify you of your designation.

If you are a consultant or temporary worker, you are not automatically subject to the Code. However, based on your contract length, job duties, work location, and other factors, Compliance may make you subject to the Code at whatever designation level it believes appropriate.

Questions about the Code? Contact the Nuveen Ethics Office at (312) 917-8000.

Access Persons

Any Nuveen Employee who meets any of the following criteria:

•	as part of his/her regular duties has access to non-public information concerning the purchase, sale, holdings, or recommendations of securities in any Nuveen-Advised Account or Portfolio

•	is a director or officer of a Nuveen Fund who has been designated an Access Person by Compliance (Independent Directors have their own Code of Ethics and are not subject to this one)

•	has otherwise been designated an Access Person by Compliance

Key characteristics of this designation. An individual may be considered an Access Person of multiple Nuveen advisers or only one. The personal trading of Access Persons (other than Independent Directors) is generally only monitored against the trading activity of the specific adviser(s) for which they have been designated an Access Person.

Investment Persons

•	Any Access Person who meets either of the following criteria:

•	as part of his/her regular duties either makes or participates in making recommendations or decisions concerning the purchase or sale of securities in any Nuveen-Advised Account or Portfolio

•	has otherwise been designated an Investment Person by Compliance

Key characteristics of this designation. Investment Persons are almost exclusively limited to employees of Nuveen’s investment advisers.

Personal transactions of Investment Persons will be reviewed for conflicts in the period starting 7 calendar days prior to a trade by their associated investment adviser and ending 7 calendar days after a trade by their associated investment adviser. In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profit as determined by Compliance.

The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser for which they have been designated an Investment Person.

General Employees

All remaining Nuveen Employees (meaning those who are neither Access Persons nor Investment Persons)

Key characteristics of this designation. The personal trading of General Employees is typically monitored against the trading activities of all Nuveen advisers.

The policies in the Code treat General Employees and Access Persons alike, although the Compliance monitoring may differ.

•	What’s New Notable changes to this document since the previous version.

•	Consultants and temporary workers are no longer included in the definition of Nuveen Employees. However, Compliance may make certain consultants and temporary workers subject to the Code.

•	The 30-day rule (#8 on page 5) has been clarified to apply across accounts with common ownership.

Important to understand

Some of our affiliated investment advisers may impose additional rules on the same topics covered in the Code. Check with your manager or local compliance officer if you have questions.

Personal trading is a privilege, not a right. The securities industry is highly regulated and its employees are expected to adhere to high standards of behavior — including with respect to personal trading. Any violation of the Code can have an adverse affect on you, your co-workers, and Nuveen.

The Code does not address every ethical issue that might arise. If you have any doubt at all after consulting the Code, contact Compliance for direction.

The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer (such as a client or regulator). Follow the Code both in letter and in spirit. If you have questions, contact Compliance.

Nuveen Code of Ethics	Page 2 of 5

Restrictions and Requirements

1.	Never abuse a client’s trust, rights, or interests. This means you must never do any of the following:

•	engage in any plan or action, or use any device, that would defraud or deceive a client

•	make any material statements of fact that are incorrect or misleading, either as to what they include or omit

•	engage in any manipulative practice

•	use your position (including any knowledge or access to opportunities you have gained by virtue of your position) to personal advantage or to a client’s disadvantage

•	conduct personal trading in any way that could be inconsistent with your fiduciary duties to a client (even if it does not technically violate the Code)

2.	Handle conflicts of interest appropriately. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty.

3.	Keep confidential information confidential. Always properly safeguard any confidential information you obtain in the course of your work. This includes information related to any of the following:

•	any Nuveen-Advised Account or Portfolio and any other financial product offered or serviced by Nuveen

•	new products, product changes, or business initiatives

•	past, current, and prospective clients, including their identities, investments, and account activity

“Keeping information confidential” means using discretion in disclosing information as well as guarding against unlawful or inappropriate access by others. This includes:

•	making sure no confidential information is visible on your computer screen and desk when you are not there

•	not sharing passwords with others

•	using caution when discussing business in any location where your conversation could be overheard

Confidential information may be released only as required by law or as permitted under the applicable privacy policy(ies). Consult with Compliance before releasing any confidential information.

4.	Handle Inside Information properly. Follow all of the terms described in “Inside Information” below. Be aware that any failure to handle Inside Information properly is a serious offense and may lead to disciplinary action from Nuveen as well as serious civil or criminal liability.

5.	Never knowingly trade any security being traded or considered for trade by any Nuveen-Advised Account or Portfolio. This applies to employee transactions in securities that are exempt from pre-clearance, and includes equivalent or related securities.

For example, if a company’s common stock is being traded, you may face restrictions on trading any of the company’s debt, preferred, or foreign equivalent securities, and from trading or exercising any options or futures based on the company’s securities. This applies to you and to any Household Member.

6.	Never purchase an equity IPO. This does not apply to initial offerings of fixed income securities, convertible securities, preferred securities, open- and closed-end funds, and commodity pools. This applies to you and to any Household Member.

7.	Do not purchase a private placement (limited offering) without advance written approval from Compliance. This includes any private funds advised or subadvised by Nuveen. Approval will depend on whether the investment potentially conflicts with Nuveen business activities and whether the opportunity is available to you because of your position at Nuveen, among other criteria. This applies to you and to any Household Member.

8.	Never participate in an investment club or similar entity. This applies to you and to any Household Member.

9.	Avoid excessive trading. Never let personal trading interfere with your professional duties, and never engage in market timing, late trading, and other inappropriate actions.

10.	Comply with trading restrictions described in the prospectuses for those Nuveen Funds that are advised by Nuveen Fund Advisers, Inc. This includes restrictions on frequent trading in shares of any open-end Nuveen Fund advised by Nuveen Fund Advisers, Inc. Any violation of these trading restrictions is punishable as a violation of the Code. This applies to you and to any Household Member.

Inside Information

What is Inside Information?

Inside Information is defined as information that is both material and non-public. Information is material if either of the following is true:

•	a reasonable investor would likely consider it important when making an investment decision

•	public release of the information would likely affect the price of a security Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing or other periodic communication.

Restrictions and requirements

•	Any time you think you might have, or may be about to, come into possession of Inside Information (whether in connection with your position at Nuveen or not), alert Nuveen. If you work for a Nuveen investment adviser, alert your local Compliance or Legal office.

Otherwise, alert Nuveen Compliance within the Ethics Office.

Follow the instructions you are given.

•	Until you receive further instructions from Compliance or Legal, do not take any action in relation to the information, including trading or recommending the relevant securities or communicating the information to anyone else.

•	Never make decisions on your own regarding potential Inside Information, including whether such information is actually Inside Information or what steps should be taken.

•	If Compliance and/or Legal determine that you have Inside Information:

•	Do not buy, sell, gift, or otherwise dispose of the securities, whether on behalf of a Nuveen- Advised Account or Portfolio, yourself, or anyone else.

•	Do not in any way recommend, encourage, or influence others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Inside Information.

•	Do not communicate the Inside Information to anyone, whether inside or outside Nuveen, except in discussions with Compliance and Legal and as expressly permitted by any confidentiality agreement or supplemental policies and procedures of your investment adviser.

Nuveen Code of Ethics	Page 3 of 5

11.	Comply with Federal Securities Laws. Any violation of these laws is punishable as a violation of the Code.

12.	Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations.

Upon becoming a Nuveen Employee

13.	Promptly alert Compliance of any actual or suspected wrongdoing. Alert the Nuveen Compliance Ethics Office or, if applicable, the Chief Compliance Officer of the affiliated investment adviser. Examples of wrongdoing include violations of the Federal Securities Laws, misuse of corporate assets, misuse of confidential information, or other violations of the Code.

Note that failure to report suspected wrongdoing in a timely fashion is itself a violation of the Code.

If a firm cannot provide duplicate statements directly to Compliance, you must take responsibility for providing these statements to Compliance yourself.

Actions Use PTCC for all actions unless noted otherwise

1.	Within 10 calendar days of starting at Nuveen, acknowledge receipt of the Code. This includes certifying that you have read the Code, understand it, recognize that you are subject to it, have complied with all of its applicable requirements, and have submitted all Code-required reports.

2.	Within 10 calendar days of starting at Nuveen, report all of your Reportable Accounts and holdings in Reportable Securities. Include current information (no older than 45 calendar days before your first day of employment) on all Reportable Securities.

For each security, provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and principal amount (dollar value). For each Reportable Account, provide information about the broker, dealer, or bank through which the account is held and the type of account. For each Reportable Account, submit a copy of the most recent statement.

Note that there are separate procedures for Managed Accounts, as described below in item 5.

3.	Within 10 calendar days of starting at Nuveen, report all current investments in private placements (limited offerings). Limited offerings are Reportable Securities.

4.	Within 30 calendar days of starting at Nuveen, move or close any Reportable Account that is not at an approved firm. The approved firms are:

Ameriprise Financial Barclays

Capital Inc.

Chase Investment

    Services Corp

Charles Schwab

Citigroup Smith Barney

Edward Jones

E*Trade Securities

Fidelity Investments

Goldman Sachs

Interactive Brokers

JP Morgan Private Bank

JP Morgan Securities

Merrill Lynch/Banc of America

Morgan Stanley Oppenheimer &

Co.

OptionsXpress

Scottrade Financial Services

Stifel Financial

T. Rowe Price

TD Ameritrade

UBS Financial Services Inc.

US Bancorp Investments, Inc.

Vanguard Brokerage Services

Wells Fargo Advantaged Funds

Wells Fargo Investments

Under very limited circumstances, a Reportable Account may be allowed to remain at a non-approved firm. Examples include:

•	an account owned by a Household Member who works at another financial firm with comparable restrictions

•	an account that holds securities that cannot be transferred

•	an account that cannot be moved because of a trust agreement To apply for an exception, contact Compliance. For any account granted an exception, arrange for Compliance to receive duplicates of all periodic statements.

Note that consultants and temporary workers may not be required to move or close Reportable Accounts at the discretion of Compliance.

When opening any new Reportable Account (including a Managed Account)

5.	Get Compliance pre-approval for any new Managed Account. Using the appropriate form (available from Compliance), provide representations that support the classification of the account as a Managed Account. The form must be signed by the account’s broker or investment manager and by all account owners (you and/or any Household Member).

6.	Report any new Reportable Account (other than a Managed Account) that is opened with an approved firm. Do this within 10 calendar days of the date you or a Household Member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event.

Before placing any trades in Reportable Securities

7.	Pre-clear any trade in Reportable Securities that is above the minimum share quantity. Additional exclusions are noted in the box below. Without pre-clearance, you can trade up to 500 shares over any period of 5 trading days in any security with a market capitalization (on the trade date) of at least $5 billion. This applies only to securities that trade in share quantities, and therefore does not extend to options or fixed income securities.

If your trade requires pre-clearance, request approval through PTCC before you or any Household Member places an order to buy or sell any Reportable Security. Approval, if granted, expires at the end of the day it was granted. When requesting pre-clearance, follow this process:

•	Request pre-clearance on the same day you want to trade. Be sure your pre-clearance request is accurate as to security and direction of trade.

•	Wait for approval to be displayed before trading. If you receive approval, you may only trade that same day, and only within the scope of approval. If you do not receive approval, do not trade.

•	Place day orders only. Do not place good-til-canceled orders. You may place orders for an after-hours trading session using that day’s pre-clearance approval, but you must not place any order that could remain open into the next regular trading session.

Nuveen Code of Ethics	Page 4 of 5

8.	You must hold a position in a Reportable Security, other than ETFs, for 30 calendar days from your most recent purchase of that security before realizing any profit. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in-firstout basis. This rule is based upon your overall holdings, not at an account level.

You may be required to surrender any gains realized through a violation of this rule. You may close a position at a loss at any time, provided pre-clearance has been obtained or an exemption applies.

NOTE: All Reportable Securities that qualify for the 500-share exemption from pre-clearance are still subject to the 30 calendar day holding requirement.

Before influencing any trades in a Managed Account

9.	Pre-clear any transaction in a Managed Account that involves your influence. You must also immediately consult with Compliance to discuss whether the account in question can properly remain classified as a Managed Account. This applies to you and to any Household Member. Every quarter

10.	Within 30 calendar days of the end of each calendar quarter, verify that all Reportable Transactions made during that quarter have been reported. PTCC will display all transactions of yours for which it has received notice. For any transactions not displayed (such as transactions in accounts you have approval to maintain elsewhere), you are responsible for ensuring that Compliance promptly receives copies of all account statements so that they can enter them into PTCC.

For each Reportable Transaction, you must provide, as applicable, the security name and type, the ticker symbol or CUSIP, the interest rate (coupon) and maturity date, the number of shares, the principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction. It is very important that you carefully review and verify the transactions and related details displayed on PTCC, checking for accuracy and completeness. If you find any errors or omissions, correct or add to your list of transactions in PTCC.

Every year

11.	Within 45 calendar days of the end of each calendar year, acknowledge receipt of the most recent version of the Code and file your Annual Holdings and Accounts Report.

The report must contain the information described in item #2 on page 4, and include your certification that you have reported all

Reportable Accounts, and all holdings and transactions in Reportable Securities for the previous year.

For Managed Accounts, you must affirm annually through PTCC (for yourself and on behalf of any Household Member) the classification of the account as a Managed Account. No broker or investment manager involvement is required on this annual reaffirmation.

You also need to acknowledge any amendments to the Code that occur during the course of the year.

What needs to be pre-cleared

Pre-clearance required

•	all actively initiated trades in Reportable Securities, which includes ETFs and closed-end funds (both Nuveen and non-Nuveen)

Be aware that pre-clearance can be withdrawn even after it has been granted, and even after you have traded, if Nuveen later becomes aware of Nuveen-Advised Account or Portfolio trades whose existence would have resulted in denial of pre-clearance. In these cases you may be required to reverse a trade and/or forfeit an appropriate portion of any profit, as determined by Compliance.

No pre-clearance required

•	trades that fall within the 500-share exception

•	shares of any open-end mutual fund (including Nuveen Funds)

•	securities acquired or disposed of through actions outside your control or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments, stock splits, mergers, spin-offs, or rights subscriptions

•	trades made through an Automatic Investment Plan that has been disclosed to Compliance in advance

•	trades in a Managed Account

•	donations or gifting of securities

Nuveen Code of Ethics	Page 5 of 5